Exhibit 10.1

SECOND AMENDMENT TO CREDIT AGREEMENT
AND AMENDMENT TO OTHER LOAN DOCUMENTS

THIS SECOND AMENDMENT TO CREDIT AGREEMENT AND AMENDMENT TO OTHER LOAN DOCUMENTS (this “Amendment”), dated as of April 30, 2012, is by and among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation (“Hampshire Brands”), HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation (“Hampshire Sub II”), SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”), and HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“Hampshire International”; Hampshire Brands, Hampshire Sub II, Scott James and Hampshire International are herein collectively called the “Borrowers” and each individually, a “Borrower”), THE PERSONS IDENTIFIED AS THE LENDERS ON THE SIGNATURE PAGES HERETO (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of October 28, 2010, as amended by that certain First Amendment to Credit Agreement and Consent dated as of August 15, 2011 (as further amended or modified from time to time prior to the date hereof, collectively, the “Credit Agreement”) among Parent, the Borrowers, the Lenders, and the Agent, the Lenders have extended commitments to make certain credit facilities available to the Borrowers; and

WHEREAS, Parent and Borrowers have requested that Agent and the Lenders amend the Credit Agreement and certain of the other Loan Documents, and Agent and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

PART I
DEFINITIONS

SUBPART 1.1. Certain Definitions.  Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Second Amendment Effective Date” shall have the meaning set forth in Subpart 5.1.

SUBPART 1.2. Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

PART II
AMENDMENTS TO EXISTING CREDIT AGREEMENT

SUBPART 2.1. Amendment to Section 7 (Financial Covenants).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Credit Agreement is hereby amended by deleting Section 7 in its entirety, and replacing it with the following:

7.           FINANCIAL COVENANTS.  Each of Parent and Borrowers covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Parent and its Subsidiaries, on a consolidated basis, shall have a Fixed Charge Coverage Ratio of at least 1.0 to 1.0, measured as of the last day of each fiscal month for the twelve fiscal month period then ending; provided, however, that such financial covenant shall only apply if each of Excess Liquidity and Excess Availability is less than the then applicable thresholds set forth in the definition of Trigger Level.  If each of Excess Liquidity and Excess Availability is less than the then applicable thresholds set forth in the definition of Trigger Level, unless Borrowers prepay the Obligations in accordance with Section 2.4(e) and/or provide Qualified Cash or Restricted Cash (together with reasonably satisfactory evidence of the provision of such Qualified Cash or Restricted Cash) in an amount sufficient to restore Excess Liquidity and Excess Availability to or above the then applicable thresholds set forth in the definition of Trigger Level within 2 Business Days (the “FCCR Cure Period”), the Loan Parties shall be required to (a) establish that they are in compliance with this Section 7 as of the most recently ended fiscal month for which financial statements are then required to have been delivered to Agent in accordance with Section 5.1, and (b) thereafter maintain compliance with this Section 7 as of each fiscal month end unless and until Excess Liquidity and Excess Availability thereafter equals or exceeds the then applicable thresholds set forth in the definition of Trigger Level for 90 consecutive days.  If, during any FCCR Cure Period, the Loan Parties are not able to establish that they have a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 as of the most recently ended fiscal month for which financial statements are then required to have been delivered to Agent in accordance with Section 5.1, a Default shall exist for all purposes hereunder (including for purposes of Section 3.2(b)), subject to the Loan Parties’ right to cure such Default during the FCCR Cure Period as described above.

SUBPART 2.2. Amendment to Schedule 1.1 (Additional Definitions).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by adding the following new definitions  in appropriate alphabetical order:

“Second Amendment” means that certain Second Amendment to Credit Agreement and Amendment to Other Loan Documents dated as of April 30, 2012 among Parent, Borrowers, Lenders and Agent.

“Second Amendment Effective Date” shall have the meaning set forth in the Second Amendment.

“West 41st Street Lease Charge” shall mean the accounting charge taken as a result of the vacating by Parent of certain office space located at 114 West 41st Street, New York, New York, as of November 26, 2011.

SUBPART 2.3. Amendment to Schedule 1.1 (Definitions).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby amended by deleting the definitions of “Collateral Reporting Trigger Level”, “High Season”, “Low Season”, “Net Income”, “Permitted Intercompany Advances”, and “Trigger Level”  set forth therein and replacing such definitions with the following:

“Collateral Reporting Trigger Level” means, (a) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, that (i) Excess Liquidity is less than $25,000,000 and (ii) Excess Availability is less than $5,000,000, and (b) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the Low Season, that (i) Excess Liquidity is less than $12,500,000 and (ii) Excess Availability is less than $5,000,000.

“High Season” means the six fiscal month period of each Fiscal Year starting on the first day of the fiscal month beginning in November of such Fiscal Year.

“Low Season” means the six fiscal month period of each Fiscal Year starting on the first day of the fiscal month beginning in May of such Fiscal Year.

“Net Income” means, for any period, the net income of Parent and its Subsidiaries, as determined on a consolidated basis in accordance with GAAP, plus, to the extent such costs were deducted from net income during such period, (a) any non-cash write-off incurred during such period as a result of the special directors and officers insurance policy purchased by Parent in December 2007, but not to exceed $3,400,000, (b) any non-cash expense for equity incentive compensation issued by Parent, but not to exceed  $1,000,000 in any Fiscal Year, (c) any non-cash loss incurred from the disposal of fixed assets, but not to exceed $500,000, and (d) any non-cash losses incurred as a result of the West 41st Street Lease Charge, including related accretion charges, in an amount not to exceed $9,000,000, less any actual cash expenses incurred.

“Permitted Intercompany Advances” means (a) loans made by (i) a Loan Party to another Loan Party, (ii) a non-Loan Party to another non-Loan Party, and (iii) a non-Loan Party to a Loan Party, so long as the parties thereto are party to an Intercompany Subordination Agreement, and (b) loans, advances and other cash Investments made by Parent to or in the Honduran Subsidiary in an aggregate outstanding amount of not more than $10,000,000 (calculated at current exchange rates), provided, that, loans, advances and Investments made under this clause (b) after the First Amendment Effective Date shall be permitted only so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and Borrowers shall have Excess Liquidity in an amount equal to or greater than $20,000,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the High Season) or $7,500,000 (in the case of the calculation of Excess Liquidity based on a Borrowing Base Certificate prepared as of a date during the Low Season), in each case immediately after giving effect to the making of such loans, advances and Investments.  For the avoidance of doubt, payments made by a Loan Party to a non-Loan Party pursuant to Permitted Honduran A/R Transfers and Permitted Honduran Manufacturing Arrangements, respectively, shall not be taken into account in calculations made for the purpose of clause (b).

“Trigger Level” means, (a) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, that (i) Excess Liquidity is less than $20,000,000 and (ii) Excess Availability is less than $5,000,000, and (b) in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the Low Season, (i) Excess Liquidity is less than $7,500,000 and (ii) Excess Availability is less than $5,000,000.

SUBPART 2.4. Amendment to Schedule 1.1 (Eligible Accounts).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby further amended by deleting clause (i) of the definition of “Eligible Accounts” set forth therein and replacing it with the following:

(i)           Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed (i) 50% of the total amount of all Eligible Accounts, in the case of Aeropostale, Inc. (but in no event shall the amount included in the Borrowing Base based on Accounts owing from Aeropostale, Inc. exceed $10,000,000 at any one time), (ii) 40% of the total amount of all Eligible Accounts, in the case of an Account Debtor that has (or whose parent company has) a rating of at least BBB from S&P or Baa3 from Moody’s, (iii) (A) 40%, in the case of JC Penney for purposes of calculating the Borrowing Base during the months of August through October of each year, (B) 35%, in the case of JC Penney for purposes of calculating the Borrowing Base during the month of November of each year, or (C) 30%, in the case of JC Penney for purposes of calculating the Borrowing Base during the month of December of each year; provided, that, in each case, JC Penney has a rating of at least BB from S&P or Ba2 from Moody’s, or (iv) 20% of the total amount of all Eligible Accounts, in the case of any other Account Debtor (or JC Penny, if (A) JC Penney does not satisfy the rating conditions or (B) the  Borrowing Base calculation is made during the months of January through July), in the case of each of clauses (i) – (v) to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, (x) the amount of Eligible Accounts that are excluded because they exceed the foregoing applicable percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit, and (y) such percentage, as applied to a particular Account Debtor, is subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates,

SUBPART 2.5. Amendment to Schedule 1.1 (Restricted Cash).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Schedule 1.1 to the Credit Agreement is hereby further amended by deleting clause (iii) of the definition of “Restricted Cash” set forth therein and replacing it with the following:

(iii) Excess Availability would not be less than $5,000,000 after giving effect to the release of such cash from such Deposit Account; and

SUBPART 2.6. Amendment to Schedule 5.2 (Collateral Reporting).  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, Schedule 5.2 to the Credit Agreement is hereby amended by deleting the text from the left column in the first row of the table set forth therein and replacing it with the following:

Monthly (no later than the 20th day after each prior fiscal month end), or, if each of Excess Liquidity and Excess Availability falls below the then applicable thresholds set forth in the definition of Collateral Reporting Trigger Level, at the option of Agent, either (i) weekly (no later than Wednesday of each week), or (ii) twice monthly (no later than the 15th day after each prior fiscal month end (based on the last day of such prior fiscal month) and the 30th day after each prior fiscal month end  (based on such 15th day))

PART III

SUBPART 3.1. Amendment to Security Agreement.  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Security Agreement is hereby amended by deleting clause (jjj) of Section 1 therein in its entirety, and replacing it with the following:

(jjj)           “Triggering Event” means, as of any date of determination, that (a) an Event of Default has occurred and is continuing as of such date, or (b) (i) Excess Liquidity is less than $20,000,000 and Excess Availability is less than $5,000,000, in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the High Season, or (ii) Excess Liquidity is less than $7,500,000 and Excess Availability is less than $5,000,000, in the case of any determination made based on a Borrowing Base Certificate prepared as of a date during the Low Season.

PART IV

SUBPART 4.1. Amendment to Fee Letter.  Effective on (and subject to the occurrence of) the Second Amendment Effective Date, the Fee Letter is hereby amended by deleting the proviso at the end of Section 3 therein in its entirety, and replacing it with the following:

“provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than three audits during any calendar year (unless Excess Availability is less than $10,000,000 at any time during a High Season or $5,000,000 at any time during a Low Season, in which event Borrowers shall be obligated to reimburse Agent for four audits during the calendar year) or two appraisals of Inventory during any calendar year.”

PART V
CONDITIONS TO EFFECTIVENESS OF PARTS II, III AND IV

SUBPART 5.1. Effective Date. Parts II, III and IV of this Amendment shall be and become effective as of the date upon which Agent acknowledges that the conditions set forth in this Part V have been satisfied (it being understood and agreed that the remainder of this Amendment shall be effective upon the execution and delivery hereof by the parties hereto) (the “Second Amendment Effective Date”).

SUBPART 5.2. Execution of Amendment, Certificates. Agent shall have received fully executed counterparts of this Amendment from Parent, the Borrowers, and the Required Lenders.

SUBPART 5.3. Other Documents and Fees.  Agent shall have received (a) such other documents, instruments and information executed and/or delivered by the Loan Parties as Agent may reasonably request, and (b) all fees due and payable in connection with this Amendment.

PART VI
MISCELLANEOUS

SUBPART 6.1. No Additional Obligations.  The Borrowers and Parent (collectively, the “Obligors”) acknowledge and agree that the execution, delivery and performance of this Amendment shall not create (nor shall the Obligors rely upon the existence of or claim or assert that there exists) any obligation of any of the Agent or Lenders to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement, the other Loan Documents or any other instrument or agreement to which the Agent or any Lender is a party.

SUBPART 6.2. Waiver of Claims.  In order to induce Agent and Lenders to enter into this Amendment, each Obligor hereby releases, remises, acquits and forever discharges each Lender and the Agent and each of their respective employees, agents, representatives, consultants, attorneys, officers, directors, partners, fiduciaries, predecessors, successors and assigns, subsidiary corporations, parent corporations and related corporate divisions (collectively, the “Released Parties”), from any and all actions, causes of action, judgments, executions, suits, debts, claims, demands, liabilities, damages and expenses of any and every character, known or unknown, direct or indirect, at law or in equity, of whatever nature or kind, whether heretofore or hereafter arising, for or because of any manner of things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or connected to this Amendment, the Credit Agreement or the other Loan Documents (collectively, the “Released Matters”).  Each Obligor hereby acknowledges that the agreements in this Subpart 6.2 are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.  Each Obligor hereby represents and warrants to each Lender and the Agent that it has not purported to transfer, assign or otherwise convey any right, title or interest of any Obligor in any Released Matter to any other Person and that the foregoing constitutes a full and complete release of all Released Matters.

SUBPART 6.3. Acknowledgments and Stipulations.  In order to induce Agent and Lenders to enter into this Amendment, each Obligor acknowledges, stipulates and agrees that (a) all of the Obligations are absolutely due and owing by Obligors to Agent and Lenders without any defense, deduction, offset or counterclaim (and, to the extent any Obligor had any defense, deduction, offset or counterclaim on the date hereof, the same is hereby waived by such Obligor); (b) the Loan Documents executed by each Obligor are legal, valid and binding obligations of such Obligor enforceable against such Obligor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (c) the Liens granted by each Obligor to Agent in the Collateral are valid Liens, subject only to Permitted Liens; (d) each of the recitals contained at the beginning of this Amendment is true and correct; and (e) prior to executing this Agreement, each Obligor consulted with and had the benefit of advice of legal counsel of their own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Agreement or any provision hereof.

SUBPART 6.4. Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 6.5. Representations and Warranties of the Obligors. In each case subject only to the effectiveness of amendments and consents contained herein, each Obligor hereby represents and warrants that (a) the representations and warranties contained in Section 4 of the Credit Agreement are correct in all material respects on and as of the date hereof as though made on and as of such date, except to the extent that any such representation or warranty specifically relates to an earlier date, and (b) no Default or Event of Default exists under the Credit Agreement on and as of the date hereof. Without limitation of the preceding sentence, each Obligor hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

SUBPART 6.6. Counterparts. This Amendment may be executed in any number of counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. THIS AMENDMENT SUPPLEMENTS, AND FORMS A PART OF, THE CREDIT AGREEMENT, BUT (FOR THE AVOIDANCE OF DOUBT) THE PARTIES HERETO IN ANY EVENT SPECIFICALLY AGREE (WITHOUT LIMITATION OF THE FIRST PART OF THIS SENTENCE) THAT THE PROVISIONS OF SECTION 12 OF THE CREDIT AGREEMENT APPLY TO THIS AMENDMENT, MUTATIS MUTANDIS.

SUBPART 6.7. Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

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Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

HAMPSHIRE GROUP, LIMITED, a Delaware corporation, as Parent By: /s/ Heath L. Golden Name: Heath L. Golden Title: President & Chief Executive Officer

HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation, as a Borrower By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation, as a Borrower By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

SCOTT JAMES, LLC a Delaware limited liability company, as a Borrower By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

HAMPSHIRE INTERNATIONAL, LLC a Delaware limited liability company, as a Borrower By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender By: /s/ Jonathan Ryan Davison Name: Jonathan Ryan Davison Title: Vice President

Signature Page to Second Amendment

GUARANTORS’ ACKNOWLEDGEMENT

The undersigned, each a guarantor of the “Obligations” of HAMPSHIRE BRANDS, INC. (f/k/a Hampshire Designers, Inc.), a Delaware corporation (“Hampshire Brands”), HAMPSHIRE SUB II, INC. (f/k/a Item-Eyes, Inc.), a Delaware corporation (“Hampshire Sub II”), SCOTT JAMES, LLC, a Delaware limited liability company (“Scott James”), and HAMPSHIRE INTERNATIONAL, LLC, a Delaware limited liability company (“Hampshire International”; Hampshire Brands, Hampshire Sub II, Scott James and Hampshire International are herein collectively called the “Borrowers” and each individually, a “Borrower”) under and as defined in that certain Credit Agreement dated as of October 28, 2010 (as amended or modified from time to time, collectively, the “Credit Agreement”) among HAMPSHIRE GROUP, LIMITED, a Delaware corporation (“Parent”), the Borrowers, the lenders party thereto (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), hereby (a) acknowledges receipt of the foregoing Second Amendment to Credit Agreement and Amendment to Other Loan Documents of even date herewith among Parent, the Borrowers, the Lenders and the Agent (the “Amendment”); (b) consents to the terms and execution thereof; (c) reaffirms its obligations pursuant to the terms of that certain Guaranty Agreement dated as of October 28, 2010 executed by the undersigned in favor of the Agent (the “Guaranty”); and (d) acknowledges that the Agent and the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations to the Borrowers, or release any Person liable for the Obligations or any Collateral securing the Obligations, in each case without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for the Borrowers’ present and future Obligations.

[Signatures on Next Page]

Each of the parties hereto has caused a counterpart of this Guarantors’ Acknowledgment to be duly executed and delivered as of the 30th day of April, 2012.

GUARANTORS:	HAMPSHIRE GROUP, LIMITED, a Delaware corporation By: /s/ Heath L. Golden Name: Heath L. Golden Title: President & Chief Executive Officer

SB CORPORATION, a Delaware corporation By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

HAMPSHIRE SUB, INC. (f/k/a Shane Hunter, Inc.), a Delaware corporation By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

MARISA CHRISTINA, INC., a Delaware corporation By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

MARISA CHRISTINA APPAREL, INC., a Delaware corporation By: /s/ Heath L. Golden Name: Heath L. Golden Title: Chairman

Signature Page to Guarantors Acknowledgement